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                                                                      EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                      6 Months
                                                       Ended
(Dollars in millions)                                 June 30,                    12 Months Ended December 31,
                                                      --------    -----------------------------------------------------------
                                                        2005        2004        2003         2002         2001         2000
                                                      --------    --------    --------     --------     --------     --------
EARNINGS
Income (loss) before income taxes                     $    289    $    323    $   (690)    $    (19)    $   (339)    $     70

Add:
Amortization of previously capitalized interest              5          11          11           10           10           10
Minority interest in net income of consolidated
    subsidiaries with fixed charges                         56          63          36           57           28           45
Proportionate share of fixed charges of
    investees accounted for by the equity method             -           -           7            5            4            6
Proportionate share of net loss of investees
    accounted for by the equity method                       -           1          21           17           43           29
                                                      --------    --------    --------     --------     --------     --------
          Total additions                                   61          75          75           89           85           90

Deduct:
Capitalized interest                                         3           7           8            7            2           12
Minority interest in net loss of consolidated
    subsidiaries                                             3           6          15            5           15            8
Undistributed proportionate share of net income
    of investees accounted for by the equity method          -           6           4            2            -            3
                                                      --------    --------    --------     --------     --------     --------

           Total deductions                                  6          19          27           14           17           23

TOTAL EARNINGS                                        $    344    $    379    $   (642)    $     56     $   (271)    $    137
                                                      ========    ========    ========     ========     ========     ========

FIXED CHARGES
Interest expense                                      $    203    $    369    $    296     $    243     $    298     $    283
Capitalized interest                                         3           7           8            7            2           12
Amortization of debt discount, premium or expense           18          61          44            9            6            1
Interest portion of rental expense (1)                      23          91          89           76           74           73
Proportionate share of fixed charges of
   investees accounted for by the equity method              -           -           7            5            4            6
                                                      --------    --------    --------     --------     --------     --------

TOTAL FIXED CHARGES                                   $    247    $    528    $    444     $    340     $    384     $    375
                                                      ========    ========    ========     ========     ========     ========

TOTAL EARNINGS BEFORE FIXED CHARGES                   $    591    $    907    $   (198)    $    396     $    113     $    512
                                                      ========    ========    ========     ========     ========     ========

RATIO OF EARNINGS TO FIXED CHARGES                        2.39        1.72           *         1.16           **         1.36

* Earnings for the year ended December 31, 2003 were inadequate to cover fixed charges. The coverage deficiency was $642 million.

** Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $271 million.

(1) Interest component of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.